SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant      |X|     Filed by a Party other than the Registrant     |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement.

|_|	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

|_|	Definitive Proxy Statement.

|X|	Definitive Additional Materials.

|_|	Soliciting Material Pursuant to Sec. 240.14a-12.

BLACKROCK FUNDS II

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

We are writing to inform you that the August 23, 2007 Special Meeting of Shareholders of The GNMA Investment Accumulation Program, Inc. (“GNMA IAP”) has been adjourned until September 7, 2007 in order to conduct further solicitation. The purpose of the Meeting is to approve an agreement and plan of reorganization involving the Fund. We have made several attempts to reach shareholders by mail and/or phone in the last few weeks, however, our records indicate that we have not received voting instructions for your account(s). In an effort to avoid incurring any further expenses, we are asking you to please take a moment right now to submit your vote.

1-877-777-3406

YOUR VOTE IS IMPORTANT! Please vote now to be sure your vote is received in time for the September 7, 2007 Special Meeting of Shareholders.	| | | | | | | | | | | | |

The GNMA IAP has made it very easy for you to vote. If you can not come to the Meeting, then choose one of the following methods:

  Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)

  Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

  Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

  Mail in your signed proxy card in the envelope provided.

DON'T HESITATE!
PLEASE VOTE TODAY!

GNMA: obo